Exhibit 4.1

RESTATEMENT OF

STATEMENT OF PARTNERSHIP EXISTENCE

The undersigned, desiring to amend and restate the Statement of Partnership Existence of Apache Offshore Investment Partnership (the “Statement of Partnership Existence”), pursuant to the provisions of Section 15-116 of the Revised Uniform Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST:	The name of the Partnership is “Apache Offshore Investment Partnership”.

SECOND:	The Partnership was formed on October 31, 1983 by execution of a Partnership Agreement.

THIRD:	The original Statement of Partnership Existence was filed with the Secretary of State of the State of Delaware on December 15, 2020.

FOURTH:	The Statement of Partnership Existence shall be amended as follows:

1.	The name of the Partnership is “Offshore Petroleum Investment Partnership”.

2.	The address of its registered agent in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

3.	The name of the registered agent is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Restatement of Statement of Partnership Existence this 27th day of September, 2024.

MANAGING PARTNER:

APACHE CORPORATION

By:	/s/ Rebecca A. Hoyt
Name:	Rebecca A. Hoyt
Title:	Senior Vice President, Chief Accounting Officer, and Controller